Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Dragonfly Energy Holding Corp. on Form S-8 of our report dated April 16, 2024 which includes an explanatory paragraph as to Dragonfly Energy Holding Corp.’s ability to continue as a going concern with respect to our audit of the consolidated financial statements of Dragonfly Energy Holding Corp. as of December 31, 2023 and for the year ended December 31, 2023 appearing in the Annual Report on Form 10-K of Dragonfly Energy Holding Corp. for the year ended December 31, 2023.

Our report on the consolidated financial statements contains an explanatory paragraph regarding adjustments described in Note 15 to the consolidated financial statements that were applied to revise the 2022 financial statements to correct an error. We were not engaged to audit, review, or apply any procedures to the 2022 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2022 financial statements taken as a whole.

/s/ Marcum LLP

Marcum LLP

New York, NY

June 13, 2024